Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144992 and 333-155288 on Form S-8, and Registration Statement No. 333-155351 on Form S-3 of our report dated August 26, 2011, relating to the consolidated financial statements and financial statement schedule of Solera Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the application of the new accounting standard related to business combinations), and the effectiveness of Solera Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

August 26, 2011